Exhibit 99.1

Press Release

CONTACT:                                 Tricia Haugeto, Array BioPharma Inc.
303-386-1193, ir@arraybiopharma.com

ARRAY BIOPHARMA REPORTS MEK INHIBITOR, ARRY-438162, MEETS
INITIAL CLINICAL OBJECTIVES

Boulder, Colo., (October 19, 2006) - Array BioPharma Inc. (Nasdaq: ARRY) today announced that its first-in-class MEK inhibitor for the treatment of inflammatory diseases, ARRY-438162, has met its primary objectives in a single ascending dose clinical study involving 20 healthy volunteers.  These results were presented by Array’s President and Chief Scientific Officer, Kevin Koch, Ph.D., at the 14th International Inflammation Research Association Conference in Cambridge, Maryland.

In this setting, ARRY-438162 significantly inhibited IL-1β and TNFa production after ex-vivo stimulation of clinical samples.  IL-1β was inhibited 50% to greater than 95% in samples where the drug concentration in plasma exceeded 50 ng/mL.  An interim analysis in the ongoing multiple ascending dose portion of the study indicates that ARRY-438162 demonstrates linear increases in exposure with increasing dose and has presented no serious adverse events through 14 days of continuous dosing.  The Company will conduct a full analysis of safety, pharmacokinetics and efficacy data upon completion of the study.  These preliminary results support Array’s plans to advance its clinical program into rheumatoid arthritis patients this fall.

“Potent cytokine inhibition from an orally active drug through a novel mechanism represents a major achievement for the ARRY-438162 clinical program,” said Dr. Koch.  “These data provide strong support for advancing this first-in-class drug into patients to evaluate its efficacy against a broad range of inflammatory disease.”

Clinical Study Design

The Phase 1 trial is a randomized, placebo-controlled, double-blind, dose escalation study to assess the safety, tolerability, pharmacokinetics and pharmacodynamics of ARRY-438162.  Both parts of this study are being conducted in healthy volunteers with 1 to 14 days of once-daily or twice-daily dosing.

About Inflammatory Disease

Inflammation is a natural biologic response to injury or infectious attack to the human body.  Unregulated inflammation results in a broad range of conditions, most of which are classified by the tissue or organ where the inflammation occurs.  These conditions include rheumatoid arthritis (RA) in the joint, psoriasis in the skin, chronic obstructive pulmonary disease in the lung, fibrotic disease in the liver and kidney, Crohn’s disease in the intestine, congestive hear failure and arteriosclerosis in the arteries, among others.

Currently, some of the most effective treatments for these diseases are injectable protein therapeutics, which have significant cost and patient compliance issues.   IV-dosed protein therapeutics currently on the market — such as Enbrel®, Remicade®, Humira® and Kineret ® — bind to and/or modulate the activity of the inflammatory cytokines TNF-a or IL-1 and are utilized for the treatment of RA, psoriasis and Crohn’s disease. The TNF inhibition market alone, which is dominated by these therapeutics, is expected to grow from $9 billion in 2005 to $17 billion in 2010, according to analyst estimates.

About ARRY-438162 / MEK for Inflammation

MEK is an enzyme that regulates the biosynthesis of the inflammatory cytokines TNF, IL-6 and IL-1.  Array scientists have discovered potent MEK inhibitors that interfere with these biosynthetic processes.  We have previously advanced one MEK inhibitor, ARRY-886, into clinical development for the treatment of cancer.  Given our experience with the safety profile of MEK inhibitors, we believe inhibition of MEK will have broad applications in diseases driven by IL-1 and TNF.  ARRY-438162, an orally active MEK inhibitor, has shown significant efficacy and is well tolerated in preclinical models of human arthritis and other inflammatory diseases.  We initiated Phase 1 clinical testing in normal, healthy volunteers in April 2006.

About Array BioPharma:

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat life threatening and debilitating diseases.  Our proprietary drug development pipeline is focused on the treatment of cancer and inflammatory disease and includes clinical candidates that are designed to regulate therapeutically important targets.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Array BioPharma’s Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2006, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of October 19, 2006. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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